UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/02/2010

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On August 2, 2010 News Corporation (the "Company") announced that it has agreed to backstop Euro 340 million of financing measures that are being initiated by Sky Deutschland AG ("Sky Deutschland"). The Company currently holds 45.42 percent of Sky Deutschland. The financing measures will consist of a rights offering of up to 269.6 million newly issued registered shares, which may be combined with a bond issued to the Company which may be convertible for up to 53.9 million underlying Sky Deutschland shares and/or a loan provided by the Company. The Company will have the right to convert the bond into equity at any time following a 40-day holding period, subject to certain black-out periods. If not converted, the Company will have the option to redeem the bond for cash upon its maturity in four years. The issuance and size of the convertible bond and/or loan will depend on the amount raised through the rights offering in order to ensure that the overall proceeds to Sky Deutschland amount to Euro 340 million.

The Company is committed to backstop the rights offering at a price no lower than the legally permissible minimum (Euro 1). The financing measures are structured such that the Company's shareholding in Sky Deutschland will not exceed 49.9 percent unless the Company elects to do so.

The Company's backstop commitment is subject to certain customary conditions such as the absence of a material adverse change in Sky Deutschland's business. The financing measures are expected to be completed by no later than January 31, 2011.

A copy of the press release announcing this commitment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit
Number          Description
________________________________________
99.1                Press release of News Corporation, dated August 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: August 02, 2010	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release of News Corporation, dated August 2, 2010.